The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.
Cincinnati Global Underwriting Ltd. ■ Cincinnati Global Underwriting Agency Ltd.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Corporation Announces Location Change for
2020 Annual Meeting of Shareholders

Cincinnati, April 1, 2020 - Cincinnati Financial Corporation (NASDAQ:CINF) today announced a change in location for its 2020 Annual Meeting of Shareholders. The 2020 Annual Meeting of Shareholders will be held on Saturday, May 2, at 9:30 a.m. ET as a virtual meeting. The company is making this change to a virtual meeting because of the emerging public health impact of the coronavirus outbreak and to support the health and wellbeing of its associates and shareholders and expects to resume its traditional in-person annual meetings next year.

The company invites shareholders of record as of March 4, 2020, to register for the meeting by 11:59 p.m., May 1, 2020, by visiting http://www.viewproxy.com/cinfin/2020:

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If you hold your shares in your name or have received a Notice of Internet Availability or Proxy Card, please click “Registration for Registered Holders” and enter your name, phone number, Control Number (found on your Notice of Internet Availability or Proxy Card) and email address.

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If you hold your shares through a bank or broker, please click “Registration for Beneficial Holders”, enter your name, email and phone number, provide proof of ownership in the form of a Control Number or bank/broker statement, and click submit. Then, if you wish to vote your shares at the Annual Meeting, please upload or email a copy of your legal proxy that you have obtained from your bank or broker to VirtualMeeting@viewproxy.com

Shareholders will visit http://www.viewproxy.com/cinfin/2020/vm to join the live, interactive virtual meeting. To be admitted to the meeting, you must enter your control number and password from your meeting registration confirmation email. Participants are encouraged to visit the website to test their systems for compatibility in advance. Shareholders may contact virtualmeeting@viewproxy.com or call, 866-612-8937, for help resolving technical issues accessing the meeting. A listen-only webcast of the meeting is available to the public at cinfin.com/investors. A replay will be available approximately two hours after the meeting close.

Whether or not you plan to attend the meeting, the company encourages all shareholders to vote and submit your proxy in advance of the meeting by one of the methods described in the Frequently Asked Questions section of its proxy statement beginning on page 72. Proxy materials are available at cinfin.com/investors, including the 2019 Annual Report on Form 10-K, the 2020 Annual Shareholder Meeting Notice and Proxy Statement, the 2020 Annual Letter from the Chairman and the Chief Executive Officer and the Notice of Change of Location filed with the SEC earlier today.

About Cincinnati Financial
Cincinnati Financial Corporation offers primarily business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address:                            Street Address:
P.O. Box 145496                                6200 South Gilmore Road
Cincinnati, Ohio 45250-5496                        Fairfield, Ohio 45014-5141

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